UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2022

MERSANA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38129	04-3562403
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 Memorial Drive Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 498-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	MRSN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On August 8, 2022, Mersana Therapeutics, Inc. (the “Company”) announced that it had entered into a Collaboration, Option and License Agreement (the “Agreement”), dated as of August 6, 2022 with GlaxoSmithKline Intellectual Property (No. 4) Limited (“GSK”) related to the Company’s XMT-2056 product candidate. XMT-2056 is a systemically administered Immunosynthen stimulator of interferon genes (“STING”) agonist antibody-drug conjugate (“ADC”) with a drug-to-antibody ratio of eight that targets a novel epitope of human epidermal growth factor receptor 2 (“HER2”) and has been shown in preclinical studies to locally activate STING signaling in both tumor-resident immune cells and in tumor cells.

Pursuant to the Agreement, GSK is required to pay the Company $100.0 million within ten business days of the signing of the Agreement, and the Company granted GSK an exclusive option to obtain an exclusive license (the “Option”) to co-develop and to commercialize products containing XMT-2056 (the “Licensed Product(s)”), exercisable within a specified time period (the “Option Period”) after the Company delivers to GSK a data package (the “Option Data Package”) resulting from completion of dose escalation with enrichment for breast cancer patients in a Phase 1 single-agent clinical trial of XMT-2056. GSK’s exercise of the Option may require clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Clearance”). Upon GSK’s exercise of the Option following any applicable HSR Clearance (the “GSK Option Exercise”), GSK is obligated to pay the Company an option exercise payment of $90.0 million.

The Company will lead research and development activities related to its XMT-2056 program prior to the GSK Option Exercise, if any, and is obligated to use commercially reasonable efforts to generate the Option Data Package by an agreed time. Prior to the GSK Option Exercise, the Company will be responsible for the costs of manufacturing, research and early clinical development activities related to the XMT-2056 program.

Following the GSK Option Exercise, if any, GSK may elect to manufacture XMT-2056, and GSK and the Company will co-develop XMT-2056 in accordance with a joint development plan to be established by the parties and aimed at approval of Licensed Product(s) in the United States and the European Union, with GSK being responsible for the majority of the development activities and costs. GSK will be responsible for all of the development costs aimed solely at gaining approval outside the United States and the European Union. Subject to certain exceptions set forth in the Agreement, the Company’s aggregate share of U.S.- and E.U.-focused development costs pursuant to this cost-sharing arrangement is capped at a fixed amount (the “Mersana Development Cost Cap”). The Company may also, subject to certain limitations provided in the Agreement, elect to opt out of sharing in development costs for certain later-stage clinical trials of Licensed Product(s) requested by GSK, subject to certain payment obligations in the event that data from any such later-stage clinical trial for which the Company has opted out of sharing in development costs results in certain marketing approvals for a Licensed Product in the United States or European Union (“Deemed Buy-In Payment”). Any development costs in excess of the Mersana Development Cost Cap, including any amounts arising from any Deemed Buy-In Payments, will be borne by GSK unless and until the Company exercises its Profit Share Election (as defined below). Development costs in excess of the Mersana Development Cost Cap will accrue interest at a variable rate equal to the prime rate plus a specified margin and will later either be repaid by the Company or offset against future regulatory and sales milestone or royalty payments that may become due to the Company. If the Company exercises its Profit Share Election, the Mersana Development Cost Cap will no longer apply, the Company must pay any then-outstanding excess plus accrued interest, and the Company shall continue to share in further U.S.- and E.U.-focused development costs.

Following the GSK Option Exercise, if any, the Company will have the option, during a specified time period following the Company’s receipt of certain later-stage clinical data and other data and information from GSK, to elect to receive (or bear) a specified share of U.S. profits (or losses) for any Licensed Products (the “Profit Share Election”). Additionally, if the Company exercises its Profit Share Election, it may also simultaneously elect to co-promote any Licensed Products in the United States. The co-promotion arrangement may be terminated by either party, notwithstanding the continued effectiveness of the rest of the Agreement, in the event of certain breaches by the other party, or by GSK, in the event of certain specified changes of control of the Company. In addition, in the event of certain specified changes of control of the Company, GSK can prohibit the Company from executing development activities that are initiated under the Agreement following such change of control.

The Company is eligible to receive up to $30 million upon satisfaction of early clinical development milestones that may occur prior to the GSK Option Exercise. Subject to the GSK Option Exercise, if the Company does not exercise its Profit Share Election, the Company will be eligible to receive additional future clinical development and regulatory milestone payments of up to $592 million, commercial milestone payments of up to $652 million and tiered double-digit royalties up to the mid-twenty percent range on global sales of Licensed Products, if approved, subject to customary reductions. If the Company exercises its Profit Share Election, the Company will, in lieu of the foregoing regulatory and commercial milestone amounts, be eligible to receive reduced regulatory and commercial milestone payments and reduced royalty rates on sales outside of the United States. Additionally, whether or not the Company exercises its Profit Share Election, GSK will be responsible for certain milestone payments or royalties due to specified third parties with which the Company currently has agreements that relate to the XMT-2056 program.

GSK’s royalty obligations continue with respect to each country and each Licensed Product until the latest of (i) the date on which such Licensed Product is no longer covered by certain intellectual property rights in such country, (ii) the 12th anniversary of the first commercial sale of such Licensed Product in such country and (iii) the expiration of regulatory exclusivity for such Licensed Product in such country.

Under the terms of the Agreement, subject to certain exceptions and for an agreed period of time, the Company and GSK will not, themselves or through third parties, develop or commercialize other products or compounds that (a) comprise or contain an ADC that is conjugated with a STING agonist and (b) are directed to HER2. In addition, the Company has granted GSK a right of first negotiation for future ADCs that are conjugated to payloads other than STING agonists and directed to HER2. Following the GSK Option Exercise, if any, the Company and GSK will form a joint steering committee, joint development committee, joint manufacturing committee, joint commercialization committee, and financial working group responsible for coordinating all activities under the Agreement, with GSK having final decision-making authority over most issues, subject to certain enumerated exceptions.

GSK has the right to sublicense its rights under the Agreement subject to certain conditions, and the Agreement contains various representations, warranties, covenants, dispute resolution mechanisms, indemnities and other provisions customary for transactions of this nature.

The Agreement will terminate at the end of the Option Period if GSK does not exercise its Option. If GSK exercises its Option but HSR Clearance is not obtained by the Company within specified time periods following the latest date on which the parties have made their respective applicable filings related to such HSR Clearance, each party has a right to terminate the Agreement. In the event of the GSK Option Exercise, the Agreement will continue in effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the obligation to make payments under the Agreement with respect to such Licensed Product in such country, unless earlier terminated by either party pursuant to the terms of the Agreement. Either the Company or GSK may terminate the Agreement for the other party’s insolvency, and each party may terminate the Agreement for certain uncured breaches by the other party. In lieu of terminating the Agreement, in the event of certain uncured material breaches by the Company, GSK may make a one-time election, in addition to other contractual remedies available at law or in equity, to invoke a specified financial penalty impacting one or more future payments that may become payable to the Company following such uncured material breach. The Company may terminate GSK’s license to certain patents of the Company if GSK or any of its sublicensees or affiliates challenge the validity, enforceability, of patentability of such patents. GSK may terminate the Agreement for convenience upon certain notice to the Company.

The foregoing is only a summary description of the terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2022.

Item 7.01	Regulation FD Disclosure.

On August 8, 2022, the Company issued a press release announcing the Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished under this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release issued by the Company on August 8, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERSANA THERAPEUTICS, INC.

Date: August 8, 2022	By:	/s/ Brian DeSchuytner
Brian DeSchuytner
Senior Vice President, Chief Financial Officer